Exhibit 16.1

February 25, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 20, 2009 of ISTA Pharmaceuticals, Inc. and are in agreement with the statements contained in paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP